EXHIBIT 99.1
TVA Names Kimberly Greene as Chief Financial Officer
August 3, 2007
TVA today announced the appointment of Kimberly (Kim) Scheibe Greene as chief financial officer and executive vice president of financial services, effective Sept. 4. Greene joins TVA from Southern Company, where she is senior vice president of finance and treasurer.
Greene will report to TVA President and CEO Tom Kilgore. She will be responsible for all TVA financial functions, including treasury, accounting, risk management, financial planning and investor relations. She will be based in Knoxville at TVA’s corporate headquarters.
In her current role, Greene directs financial planning and analysis, enterprise risk management, capital markets and leasing, treasury and investor relations for Southern Company Services. She is a native of Knoxville, Tennessee.
Greene joined Southern Company Services in 1991 as a mechanical engineer and progressed through various areas of engineering, including fossil and hydro, combustion turbine and nuclear design. In 1994, she moved to Southern Energy Inc., now Mirant. While there, she was responsible for Mirant’s south region asset management and coordination of transmission system loads with adjoining utilities, including TVA.
In 2002, Greene moved to Southern Company Generation and Energy Marketing as director of portfolio management responsible for trading strategies and long-term resource plans. She was named treasurer of Southern Company Services in 2003. Southern Company is based in Atlanta and is one of the nation’s largest investor-owned utilities.
“With Kim’s appointment, we are able to bring to TVA a rare combination of business skills and experience. Her financial expertise is grounded in power-system operations, and that gives her an outstanding perspective on the business challenges TVA is facing,” said Kilgore.
“We are pleased to have another outstanding talent joining TVA’s leadership team,” said TVA Chairman Bill Sansom. “Kim understands and appreciates TVA’s role in the region, and her abilities will help TVA continue to serve the Tennessee Valley successfully.”
Sansom and Kilgore also voiced appreciation for John M. Hoskins, who has served as interim chief financial officer and executive vice president since November 2006. Hoskins will continue as senior vice president of finance.
“John has pulled double-duty for TVA for eight months, including meeting new Security & Exchange Commission requirements, directing key refinancing actions and supporting development of TVA’s new Strategic Plan,” said Sansom. “His leadership and counsel have been instrumental in establishing the sound financial principles TVA will use for years to come.”
Greene earned a bachelor’s degree in engineering science and mechanics from The University of Tennessee. She also earned a master’s degree in biomedical engineering from The

University of Alabama at Birmingham and a master’s in business administration from Samford University in Birmingham. She and her husband, Ted, have two daughters. TVA is the nation’s largest public power provider and is completely self-financing.
TVA provides power to large industries and 158 power distributors that serve approximately 8.7 million consumers in seven southeastern states. TVA also manages the Tennessee River and its tributaries to provide multiple benefits, including flood damage reduction, navigation, water quality and recreation.
Media Contact
TVA News Bureau, Knoxville, (865) 632-6000